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                                  EXHIBIT 99.1

                            FINAL SUBSCRIPTION LETTER

To the Board of Directors of
INTEGRITY BANCSHARES, INC.
11130 State Bridge Road, Suite D-203
Alpharetta, Georgia 30022

Gentlemen:

         I have previously subscribed to purchase ________ shares of Integrity Bancshares, Inc.'s common stock.

         I have received a copy of Integrity Bancshares, Inc.'s final prospectus, dated, ___________, 2000. I understand that my purchase of Integrity Bancshares, Inc.'s common stock involves significant risk, as described under "Risk Factors" in the final prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of Integrity Bancshares, Inc.'s offering of common stock, the accuracy or adequacy of the final prospectus, or any recommendation or endorsement concerning an investment in the common stock.

         I have enclosed my check in the amount of $10.00 multiplied by the number of shares listed above. My check is made payable to "The Bankers Bank - Escrow Account for Integrity Bancshares, Inc.." Your receipt of my check will convert my prior preliminary subscription agreement into a final subscription agreement.

         I UNDERSTAND THAT WHEN INTEGRITY BANCSHARES, INC. RECEIVES THIS LETTER AND MY CHECK, THIS SUBSCRIPTION WILL BE IRREVOCABLE UNTIL THE OFFERING IS CLOSED.


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                                           Print Name


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                                           Signature


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                                           Date